Exhibit 99.1
March 11, 2011
VIA EMAIL
Mr. Stanton Nelson
Graymark Healthcare, Inc.
101 North Robinson, Suite 900
Oklahoma City, Oklahoma 73102
Dear Stanton:
We are writing this letter in connection with the Amended and Restated Loan Agreement among Arvest Bank, Graymark Healthcare, Inc., and others dated effective December 17, 2010 (the “Loan Agreement”). Except as otherwise defined in this letter, capitalized terms used in this letter will have the same meaning as those terms are defined in the Loan Agreement.
At our meeting on February 16, 2011, you indicated that Graymark is continuing to pursue a securities offering of between $15,000,000.00 and $18,000,000.00, which Graymark hopes to consummate before June 30, 2011 (the “Equity Offering”) and that the SEC has elected to review Graymark’s registration statement filed in connection with the Equity Offering.
Additionally, you advised us that Graymark had upcoming working capital needs that would require access of up to $1,000,000. As provided in the Loan Agreement, you requested Arvest’s prior approval to establish an unsecured and subordinated line of credit with First State Bank. After Arvest obtained approval for such line, you advised us that Graymark would not be borrowing from First State Bank because of unfavorable terms and requested that Arvest approve an unsecured and subordinated line of credit with another third party financing source to be identified later.
Arvest is willing to make the following accommodations, subject to the terms and conditions set forth in this letter:
(a)
Arvest would waive the prohibition on incurring additional debt so that Graymark could borrow up to $1,000,000.00 on a nonrevolving basis, which loan will be unsecured and subordinate to Arvest’s loans in all respects. This waiver would be limited to the proposed line of credit, and would not be a waiver of any other rights or remedies under the Loan Agreement or permit any future borrowings without Arvest’s prior, written consent, as provided in the Loan Agreement.

(b)
Arvest would waive the Borrowers’ compliance with the Debt Service Coverage Ratio and Minimum Net Worth covenants set forth in Sections 10.11 and 10.12 of the Loan Agreement from the date of the Loan Agreement through December 31, 2011.

arvest.com

Arvest is willing to make the foregoing accommodations on the following conditions:
1. On or before June 30, 2011, Graymark will pay to Arvest, the greater of: (a) $3,000,000.00; or (b) one-third of the proceeds of the Equity Offering.
2. On or before June 30, 2011, Graymark will pay Arvest in immediately available funds a fee equal to 25 basis points on the outstanding balance of the loan as of June 30, 2011.
3. If Graymark is not in compliance with the Debt Service Coverage Ratio and Minimum Net Worth Covenants on December 31, 2011, Graymark will pay Arvest in immediately available funds a fee equal to 50 basis points on the then outstanding balance of the loan and such payment will not cure any default under the Loan Agreement resulting from such noncompliance.
4. On June 30, 2011, Graymark will prepay all principal and interest payments due to Arvest between July 1, 2011, and December 31, 2011, to be applied in accordance with the Loan Agreement.
5. On June 30, 2011, if Graymark has received at least $15,000,000.00 in proceeds from the Equity Raise, Graymark will pay into escrow with Arvest all principal and interest payments due to Arvest between January 1, 2012, and June 30, 2012, to be held and disbursed pursuant to an Escrow Agreement in form and substance satisfactory to Arvest.
6. The documents evidencing the unsecured line of credit will provide that Graymark may not make any payments of principal or interest on the unsecured line of credit before August 1, 2011, except that Graymark may pay off the unsecured loan in full on June 30, 2011, if Graymark has received more than $10,000,000.00 in proceeds from the Equity Raise. If the Equity Raise results in proceeds of less than $10,000,000.00, Graymark will be permitted to make interest payments only on the unsecured line so long as there are no existing defaults under the Loan Agreement or other loan documents executed in connection with the Loan Agreement.
7. The unsecured line of credit will be subordinated to Arvest’s loans to Graymark in all respects and Graymark and the lender will execute and deliver in favor of Arvest a Subordination Agreement in form and substance satisfactory to Arvest. The unsecured line cannot “revolve” and the aggregate of all advances under the unsecured line of credit may not exceed $1,000,000.00.
Except as specifically amended by this letter, the terms and conditions of the Loan Agreement and all of the other Loan Documents remain in full force and effect. This Letter will not affect Graymark’s obligation to pay Arvest $27,996.17 on or before March 31, 2011, pursuant to the Letter Agreement between Graymark and Arvest dated January 6, 2011.
arvest.com

If the terms of this letter are acceptable, please sign where indicated below and return the signed letter to Arvest before 5:00 CST on March 15, 2011.
Should you have any questions, please do not hesitate to contact us.

Sincerely, Steve Faler Senior Vice President

cc:	Tom Blalock, Esquire John Singleton, Esquire

AGREED TO AND ACCEPTED MARCH 14, 2011

GRAYMARK HEALTHCARE, INC., an Oklahoma corporation

By:	/s/ Stanton M. Nelson Stanton M. Nelson, CEO
arvest.com